Exhibit 16.1

March 14, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

RE:    Lenox Bancorp, Inc.

Ladies and Gentlemen:

        We have read, and agree with, the description of the termination and other comments attributed to Clark, Schaefer, Hackett & Co. set forth in Item 4 of the Form 8-K dated March 15, 2002 of Lenox Bancorp, Inc.

Very truly yours, /s/Clark, Schaefer, Hackett & Co. Clark, Schaefer, Hackett & Co.